Exhibit G

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of February 12, 2024 (this “Limited Guarantee”), is made by each of (i) Sababa Holdings FREE, LLC, a Delaware limited liability company (the “Parent Guarantor”), (ii) (A) Rhône Partners VI L.P., a Cayman Islands limited partnership, (B) Rhône Offshore Partners VI L.P., a Cayman Islands limited partnership, and (C) Rhône Partners VI (DE) L.P., a Delaware limited partnership (each, a “Rhône Guarantor” and, collectively, the “Rhône Guarantors” and, together with the Parent Guarantor, collectively, the “Guarantors”), in favor of Whole Earth Brands, Inc., a Delaware corporation (the “Company” or “Guaranteed Party”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement (as defined below).

1. Limited Guarantee. To induce the Guaranteed Party to enter into that certain Agreement of Merger, dated as of the date hereof, entered into by and among the Guaranteed Party, Ozark Holdings, LLC, a Delaware limited liability company (“Parent”), and Sweet Oak Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”) (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), each Guarantor hereby absolutely, unconditionally and irrevocably, severally (but not jointly or jointly and severally), guarantees to the Guaranteed Party, subject to the Cap (as defined below), the due and punctual payment and discharge of such Guarantor’s respective percentage, as set forth opposite such Guarantor’s name on Schedule A hereto (such Guarantor’s “Maximum Guarantor Percentage”) of Parent’s obligations with respect to (a) the Parent Termination Fee, if, as and when due pursuant to, and in accordance with, the terms and conditions of Section 7.6(c) of the Merger Agreement, (b) the Enforcement Expenses, to the extent payable by Parent to the Company pursuant to, and in accordance with, Section 7.6(c) of the Merger Agreement, and (c) any reimbursement and/or indemnification obligations that may arise pursuant to Section 5.14 or Section 5.20(c) of the Merger Agreement, subject to the limitations set forth therein (the obligations described in clauses (b) and (c) above, collectively, the “Expense Obligations” and, together with the obligation described in clause (a) above, collectively, the “Obligations”); provided that in no event shall the maximum amount of any Guarantor’s aggregate liability under this Limited Guarantee exceed an amount equal to such Guarantor’s Maximum Guarantor Percentage of the sum of (x) the Parent Termination Fee and (y) the Expense Obligations (such maximum aggregate amount, the “Cap”). Notwithstanding anything to the contrary in this Limited Guarantee, the Merger Agreement or any other agreement, the Guaranteed Party hereby agrees that, in each instance except in the case of fraud or Willful and Material Breach of the Merger Agreement by Parent or Merger Sub, in no event shall any Guarantor be required to pay any amount to the Guaranteed Party or any Affiliate thereof under, in respect of, or in connection with this Limited Guarantee, the Merger Agreement or any other agreement, in excess of such Guarantor’s Maximum Guarantor Percentage of the Cap, and that none of the Guarantors shall have any liability or obligation to any Person relating to, arising out of, or in connection with this Limited Guarantee, the Merger Agreement, or any other agreement, other than as expressly set forth herein. The parties hereto agree that, in each instance except in the case of fraud or Willful and Material Breach of the Merger Agreement by Parent or Merger Sub, this Limited Guarantee may not be enforced without giving effect to the Cap and the immediately preceding sentence. The Guaranteed Party may, in its sole discretion, bring and prosecute a separate action against each Guarantor for the amount of such Guarantor’s Maximum Guarantor Percentage of the Obligations (subject to the Cap). The Guaranteed Party covenants and agrees that it and its Affiliates shall not, in each instance except in the case of fraud or Willful and Material Breach of the Merger Agreement by Parent or Merger Sub, commence any legal proceeding, directly or indirectly, asserting that any Guarantor is liable for an aggregate amount in excess of its respective Maximum Guarantor Percentage of the Cap. The guarantee by the Guarantors of the Obligations under this Limited Guarantee may be enforced for the payment of money only; the Parent Guarantor covenants and agrees that it and its Affiliates shall not sell any Company Common Stock in order to fund their Obligations hereunder. All payments hereunder shall be made in lawful money of the United States, in immediately available funds within two (2) Business Days of payment becoming due under the Merger Agreement.

2. Nature of Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Obligations hereunder. This Limited Guarantee is an unconditional guarantee of payment and not of collection. Notwithstanding any other provision of this Limited Guarantee or the Merger Agreement to the contrary, the Guaranteed Party hereby covenants and agrees that each Guarantor may assert, as a defense to such payment or performance by such Guarantor under this Limited Guarantee, or as an affirmative claim against the Guaranteed Party or its Affiliates, (a) any rights, remedies, set-offs and defenses that Parent could assert pursuant to the terms of the Merger Agreement or pursuant to any applicable Laws in connection therewith (other than any such rights, remedies, set-offs and defenses arising out of, due to, or as a result of, the insolvency or bankruptcy of Parent), and (b) any breach by the Guaranteed Party of this Limited Guarantee.

3. Changes in Obligations; Certain Waivers.

(a) Each Guarantor hereby agrees that the Guaranteed Party may, at any time and from time to time, without notice to or further consent of any Guarantor, extend the time of payment of the Obligations, and may also enter into any agreement with Parent (in each case, in accordance with the terms of the Merger Agreement) for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Obligations under this Limited Guarantee. Each Guarantor hereby agrees that the Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Guaranteed Party to commence any formal legal proceeding or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, (ii) any change in the time, place, manner of payment of the Obligations, (iii) the addition, substitution or release of any Person now or hereafter liable with respect to the Obligations, to or from this Limited Guarantee, the Merger Agreement, or any related agreement or document, (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, (v) the existence of any claim, set-off or other right which any Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether relating to, arising out of, or in connection with the Obligations or otherwise (other than those described in the last sentence of Section 2 hereof), or (vi) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligations.

(b) To the fullest extent permitted by applicable Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor hereby expressly waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind (except for notices to be provided pursuant to this Limited Guarantee or to Parent or Merger Sub (and their counsel) in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent that Parent or Merger Sub is relieved of any of its obligations and liabilities under the Merger Agreement (other than due to, in connection with, or as a result of, the insolvency or bankruptcy of Parent or Merger Sub) in accordance with the terms of the Merger Agreement, each Guarantor shall be similarly relieved of the Obligations under this Limited Guarantee, on a pro-rata basis based on their respective Maximum Guarantor Percentages. The Guaranteed Party hereby acknowledges and agrees that any payment made by or on behalf of Parent to the Guaranteed Party with respect to an Obligation shall reduce the Obligations of the Guarantors on a dollar-for-dollar basis under this Limited Guarantee accordingly, on a pro-rata basis based on their respective Maximum Guarantor Percentages.

(c) The Guaranteed Party hereby covenants and agrees that it shall not institute, assert or pursue, and shall cause its Affiliates not to institute, assert or pursue: (i) any legal proceeding that the provisions of Section 1 hereof limiting any Guarantor’s, or the Guarantors’ collective, aggregate liability or the provisions of Sections 8 or 9 hereof are illegal, invalid or unenforceable in whole or in part, or (ii) any legal proceeding whatsoever against any Guarantor or any Non-Party (as defined in Section 9 below) in connection with, relating to or arising out of this Limited Guarantee or the Merger Agreement, and any transactions contemplated hereby or thereby or instrument delivered herewith or therewith, other than a Claim (A) to enforce this Limited Guarantee or otherwise against a Guarantor for payment of the Obligations pursuant to (and as limited by) the terms of this Limited Guarantee, (B) against Parent and Merger Sub pursuant to the Merger Agreement to the extent permitted thereunder, (C) Claims pursuant to the Guaranteed Party’s third-party beneficiary rights under the Equity Commitment Letter, including its right to cause the commitment under the Equity Commitment Letter to be funded in accordance with the terms thereof and to the extent (but only to the extent) permitted by the Merger Agreement, and (D) Claims in respect of the Confidentiality Agreement, solely with respect to the parties thereto (the Claims described in clauses (A) through (D) above, collectively, “Retained Claims”).

(d) Except as explicitly set forth herein or in the Merger Agreement, each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of a Guarantor’s Obligations under or in respect of this Limited Guarantee (other than any right of reimbursement as may exist between any Guarantors or their Affiliates), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises at law or in equity or under contract, tort, statute or common law, including, without limitation, the right to take or receive from Parent or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, in each instance, unless and until the Obligations shall have been paid in full in cash to the Guaranteed Party; provided that each Guarantor shall have the right, subject to Section 6 hereof, to cause any other Person to satisfy its Obligations to the Guaranteed Party hereunder. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations, an amount equal to the lesser of (i) the amount paid to such Guarantor in violation of the immediately preceding sentence and (ii) all amounts payable under this Limited Guarantee shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any the Obligations if thereafter arising.

4. Effect on Certain Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder except as explicitly set forth herein or in the Merger Agreement (including, without limitation, Section 9 hereof).

5. Representations and Warranties. Each Guarantor, solely on behalf of itself, hereby represents and warrants to the Guaranteed Party that:

(a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of such Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any applicable Law or material contract binding on such Guarantor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) assuming the due execution and delivery of the Merger Agreement by all parties thereto and the due execution and delivery of this Limited Guarantee by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; and

(d) such Guarantor has, and will have, available funds or unfunded capital commitments in an amount not less than the sum of the Obligations under this Limited Guarantee for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6. Assignment. Neither any of the Guarantors nor the Guaranteed Party may assign its respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by any Guarantor) or each Guarantor (in the case of an assignment by the Guaranteed Party). Any purported assignment in contravention of this Section 6 shall be null and void.

7. Notices. All notices, requests, demands and other communications under or relating to this Limited Guarantee must be in writing and will be deemed given (a) when delivered in person (with written confirmation of receipt); (b) when sent by electronic mail; or (c) upon receipt of confirmation of delivery when sent by registered or certified mail (return receipt requested), or by an overnight courier of national reputation, in each case, addressed as follows:

If to the Parent Guarantor, to it at:

c/o Mariposa Capital

500 South Pointe Drive, Suite 240

Miami Beach, FL 33139

Attention: Desiree DeStefano

Email: ddestefano@marcapllc.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

401 E. Las Olas Blvd., Suite 2000

Ft. Lauderdale, FL 33301

Attention: Brian J. Gavsie, Esq.

Email: brian.gavsie@gtlaw.com

If to the Rhône Guarantor, to it at:

c/o Rhône Capital VI L.P.

630 Fifth Avenue, Suite 3110

New York, New York 10111

Attention: M. Allison Steiner

Email: Steiner@rhonegroup.com

with a copy (which shall not constitute notice) to:

McDermott, Will & Emery, LLP

One Vanderbilt Avenue

New York, New York 10017

Attention: David M. Grimes; Patrick Rowe

Email: dgrimes@mwe.com; prowe@mwe.com

If to the Guaranteed Party (prior to the Closing Date), to it at:

Whole Earth Brands, Inc.

125 S. Wacker Drive, Suite 1250

Chicago, Illinois 60606

Attention: Ira Schlussel

Email: ira.schlussel@wholeearthbrands.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020-1104

Attention: Christopher P. Giordano; Jon Venick

Email: christopher.giordano@us.dlapiper.com; jon.venick@us.dlapiper.com

8. Continuing Guarantee. Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect, shall be binding on each Guarantor, its successors and permitted assigns until such Guarantor’s portion of the Obligations has been paid, observed, performed, or satisfied in full. Notwithstanding the foregoing or anything to the contrary expressed or implied in this Limited Guarantee, this Limited Guarantee shall terminate automatically and immediately without the giving of notice, and each Guarantor shall have no further obligations under this Limited Guarantee, as of the earlier of (a) the consummation of the Closing; (b) the valid termination of the Merger Agreement in accordance with its terms under circumstances in which no portion of the Obligations is or becomes payable; (c) the date that is thirty (30) days from the termination of the Merger Agreement in accordance with its terms under circumstances in which any portion of the Obligations is payable (unless the Guaranteed Party has made a claim under this Limited Guarantee prior to such date, in which case the relevant date for this subclause (c) shall be the date that such claim is finally resolved pursuant to a final and non-appealable judgment of a court of competent jurisdiction or by agreement of the Guaranteed Party and the Guarantor and the Obligations, as finally determined or agreed to be owed by the Guarantor hereunder, are satisfied in full); (d) the satisfaction of the Obligations pursuant to the terms hereof and the Merger Agreement; and (e) any time when the Guaranteed Party or any of its Affiliates asserts in writing or in any Legal Action that the provisions of Section 1 hereof limiting any Guarantor’s aggregate liability, or the provisions of this Section 8 or Section 9 hereof, are illegal, invalid or unenforceable, in whole or in part, or asserts that any Guarantor is liable in excess of its respective Maximum Guarantor Percentage of the Cap, or asserts any legal proceeding against any Guarantor or any other Non-Party (as defined in Section 9) other than a Retained Claim, or asserts any legal proceeding against any Guarantor or any other Non-Party in any court other than the Court of Chancery of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware is found to lack jurisdiction, then the Superior Court of the State of Delaware or, to the extent that both of the aforesaid courts are found to lack jurisdiction, then the United States District Court of the District of Delaware. In the event the Guaranteed Party or any of its Affiliates asserts any legal proceeding or makes any other assertion of the types specified in clause (d) above, (i) the obligations of each Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if any Guarantor shall have previously made any payments under this Limited Guarantee, it shall be entitled to recover from the Guaranteed Party (or any other applicable Person to whom such payments were made or directed) and retain any and all such payments, and (iii) none of the Guarantors, Parent, Merger Sub or any Non-Party shall have any liability whatsoever (under any Claim) to the Guaranteed Party or any other Person in any way under or in connection with this Limited Guarantee, the Merger Agreement or any other agreement or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby.

9. No Recourse.

(a) The Guaranteed Party acknowledges, on behalf of itself and each of its Affiliates, that no funds are expected to be contributed to Parent by any Person unless and until the Closing occurs.

(b) Notwithstanding anything that may be expressed or implied in this Limited Guarantee to the contrary (and subject only to the specific provisions of the Merger Agreement), by its acceptance hereof, the Guaranteed Party acknowledges, covenants and agrees, on behalf of itself and its Affiliates, that all claims, causes of action, legal actions or legal proceedings (in each case, whether in contract or in tort, at law or in equity, or pursuant to statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Limited Guarantee, or the execution, performance, or breach (whether willful, intentional, unintentional, or otherwise) of this Limited Guarantee, including, without limitation, any representation or warranty made or alleged to be made in, in connection with, or as an inducement to, this Limited Guarantee (each of such above described legal, equitable or other theories or sources of liability, a “Claim”) may be made or asserted only against (and are expressly limited to) any Guarantor, as expressly identified in the preamble to and signature page(s) of this Limited Guarantee. No Person who is not a Guarantor (including, without limitation, (i) any former, present or future director, officer, employee, incorporator, direct or indirect equityholder, controlling person, member, general or limited partner, stockholder, manager or Affiliate (other than Parent and Merger Sub) of any Guarantor, and (ii) any former, present or future director, officer, employee, incorporator, direct or indirect equityholder, controlling person, member, general or limited partner, stockholder, manager, Affiliate, lender, investor, financial advisor, agent, attorney, representative or assignee of any Person described in clause (i) above (the Persons described in clauses (i) and (ii) above, together with their respective successors, assigns, heirs, executors or administrators, collectively, “Non-Parties” and each, individually, a “Non-Party”)) shall have any liability or obligation whatsoever in respect of, based upon or arising out of any Claims.

(c) Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of the Merger Agreement), (i) the Guaranteed Party, on behalf of itself, its Affiliates, hereby waives, releases and disclaims any and all Claims against all Non-Parties, including, without limitation, any Claims to avoid or disregard the entity form of any Guarantor or otherwise seek to impose any liability arising out of, relating to or in connection with a Claim on any Non-Parties, whether a Claim granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) the Guaranteed Party disclaims any reliance upon any Non-Parties with respect to the performance of this Limited Guarantee or any representation or warranty made in, in connection with, or as an inducement to this Limited Guarantee. This Section 9 shall survive the termination of this Limited Guarantee.

10. Governing Law; Jurisdiction and Forum. This Limited Guarantee (including, without limitation, the validity, construction, effect, or performance hereof and any remedies hereunder or related hereto) and all Claims, shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any laws, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply. Each of the parties hereto (for itself and on behalf of its successors and permitted assigns) irrevocably agrees that any such Claims shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware is found to lack jurisdiction, then the Superior Court of the State of Delaware or, to the extent that both of the aforesaid courts are found to lack jurisdiction, then the United States District Court of the District of Delaware. Each of the parties hereto (for itself and on behalf of its successors and permitted assigns) hereby irrevocably submits with regard to any such Claims for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any such Claim in any court other than the aforesaid courts. Each of the parties hereto (for itself and on behalf of its successors and permitted assigns) hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, with respect to any such Claim: (a) that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by applicable Laws, that: (i) the Claim in such court is brought in an inconvenient forum; (ii) the venue for such Claim is improper; or (iii) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably (A) agrees that all Claims shall be heard and determined only in any such court and covenants and agrees not to bring any Claim in any other court and (B) consents to the service of process out of the above-described courts (and any state or federal appellate court therefrom) in any permitted Claim by the mailing of copies thereof by registered mail, postage prepaid, to it at its address set forth herein, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by applicable Laws. The parties agree that any of them may file a copy of this Section 10 (provided that a copy of Sections 9 and 16 shall accompany any such filing) with any court as written evidence of the knowing, voluntary and bargained agreement between the parties hereto irrevocably to waive any objections to venue or to convenience of forum.

11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY UNDER THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM

(WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. Each of the parties hereto certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Legal Actions, seek to enforce the foregoing waiver, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Limited Guarantee by, among other things, the mutual waivers and certifications in this Section 11.

12. Entire Agreement. This Limited Guarantee contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior oral or written agreements, undertakings, understandings, discussions, negotiations or proposals among any Guarantor or any of its respective Affiliates (other than the Guaranteed Party), on the one hand, and the Guaranteed Party or any of its Affiliates (other than any Guarantor), on the other hand, with respect to the subject matter hereof.

13. Amendments and Waivers. No amendment, waiver, supplement or modification of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, supplement or modification, by each Guarantor and the Guaranteed Party or, in the case of waiver, by the party or parties against whom the waiver is to be effective. No waiver by any party hereto of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Subject to the terms hereof, no delay or omission on the part of any party hereto in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof.

14. Severability. Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the Cap, each Guarantor’s Maximum Guarantor Percentage and the other limitations set forth in Sections 1, 8 and 9 hereof.

15. Third Party Beneficiaries. The parties hereby agree that their respective representations, warranties, agreements and covenants set forth herein are solely for the benefit of the other parties hereto and their successors and permitted assigns, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder; provided, however, that the Non-Parties are intended third-party beneficiaries of Section 8 hereof, and any and all Non-Parties may enforce them directly.

16. Miscellaneous. This Limited Guarantee may be executed in any number of counterparts (including by electronic mail portable document format (*.pdf) (or similar electronic means) or facsimile signature), and each such counterpart when delivered shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. All parties acknowledge that each party and its counsel have participated in the drafting and negotiation of this Limited Guarantee and that any rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Limited Guarantee as of the date first above written.

PARENT GUARANTOR:

SABABA HOLDINGS FREE, LLC

By:	/s/ Sir Martin E. Franklin
Name: Sir Martin E. Franklin Title: Manager

[SIGNATURE PAGE TO LIMITED GUARANTEE]

RHÔNE GUARANTORS:

RHÔNE PARTNERS VI L.P.

By:	/s/ Franz-Ferdinand Buerstedde
Name: Franz-Ferdinand Buerstedde
Title: Authorized Person

RHÔNE OFFSHORE PARTNERS VI L.P.

By:	/s/ Franz-Ferdinand Buerstedde
Name: Franz-Ferdinand Buerstedde
Title: Authorized Person

RHÔNE PARTNERS VI (DE) L.P.

By:	/s/ Franz-Ferdinand Buerstedde
Name: Franz-Ferdinand Buerstedde
Title: Authorized Person

[SIGNATURE PAGE TO LIMITED GUARANTEE]

GUARANTEED PARTY:

WHOLE EARTH BRANDS, INC.

By:	/s/ Rajnish Ohri
Name: Rajnish Ohri Title: Co-Chief Executive Officer

By:	/s/ Jeff Robinson
Name: Jeff Robinson Title: Co-Chief Executive Officer

[SIGNATURE PAGE TO LIMITED GUARANTEE]